Exhibit 99.1

NEWS RELEASE
Corporate Offices:
1328 Racine Street
Racine, WI 53403

FOR IMMEDIATE RELEASE

Contact: Jeffrey S. Knutson
(262) 638-4242

TWIN DISC, INC. ANNOUNCES FISCAL 2016

FOURTH QUARTER FINANCIAL RESULTS

●   Generated $8.7 Million in Operating Cash Flow in Fourth Quarter

●   Fourth Quarter Gross Profit Percent Highest of the Year

●   Strong Reduction in Debt as a result of Significant Operating Cash Flow

●   Global Oil and Gas and Asia Commercial Marine Markets Remain Challenging

RACINE, WISCONSIN—August 18, 2016 — Twin Disc, Inc. (NASDAQ: TWIN), today reported financial results for the fiscal 2016 fourth quarter ended June 30, 2016.

Sales for the fiscal 2016 fourth quarter were $42,646,000, compared to $67,334,000 for the same period last year. For fiscal 2016, sales were $166,282,000, compared to $265,790,000 for fiscal 2015. The sales decline for both the fiscal 2016 fourth quarter and full year is the result of reduced demand for the Company’s oil and gas related products in both North America and Asia driven by the global decline in oil and natural gas production, along with softening demand in Asia for the Company’s commercial marine products. Demand from customers in Europe remained weak, while overall demand in North America was relatively stable for the Company’s commercial marine and non-oil and gas industrial products. Currency had an unfavorable impact on fiscal 2016 sales compared to 2015 totaling $7,877,000 for the full fiscal year, due to the strengthening of the U.S. dollar against the Euro and Asian currencies.

Commenting on the results, John H. Batten, President and Chief Executive Officer, said: “Fiscal 2016 was a very challenging year. The decline in oil prices and subsequent collapse of North American oil production severely impacted demand for our oil and gas transmissions used in pressure-pumping applications. The impacts of lower oil prices spread to other markets as we experienced weaker demand from international customers, as well as lower demand from commercial marine customers that manufacture offshore crew boats. We responded to this difficult cycle by restructuring our operations, implementing cost reduction initiatives, and lowering fixed costs. As a result of these actions, we have eliminated more than $7,500,000 of costs from our operations. We continue to watch our markets closely, and evaluate our manufacturing costs and global footprint to align our cost structure with future volumes, while maintaining our ability to execute and to succeed when our markets eventually come back.”

Gross margin for the fiscal 2016 fourth quarter was 26.2 percent, the highest level of the fiscal year, compared to 29.0 percent for the same period last year. Gross profit for fiscal 2016’s fourth quarter was unfavorably impacted by reduced volumes and a less profitable product mix driven by lower sales of the Company’s oil and gas transmission products. These unfavorable items were partially offset by improved efficiencies and a global reduction in fixed manufacturing costs. For fiscal 2016, gross margin was 24.4 percent, compared to 31.2 percent for fiscal 2015.

For the fiscal 2016 fourth quarter marketing, engineering and administrative (ME&A) expenses declined $2,970,000 to $13,208,000, compared to $16,178,000 for the fiscal 2015 fourth quarter. The 18.4 percent decline in ME&A expenses in the quarter was primarily due to headcount reductions, the elimination of the bonus for fiscal 2016, currency movements and general cost containment measures, partially offset by increases related to pension expense. For fiscal 2016, ME&A expenses decreased $7,151,000, or 11.1 percent, to $57,113,000, compared to $64,264,000 for fiscal 2015.

During fiscal 2016, the Company recorded restructuring charges of $921,000, compared to $3,282,000 recorded last fiscal year. The actions taken in fiscal 2016 are expected to generate over $4,500,000 in annualized savings through reductions in the base salaries of the Company’s corporate officers, the elimination of salaried positions, reductions in base salaries and wages of salaried and hourly employees at the Company’s headquarters and domestic manufacturing facilities, temporary layoffs at its Racine operation and headcount reductions at certain foreign subsidiaries.

As previously disclosed, the Company sold the assets and distribution rights of its distribution entity covering the southeast U.S. territory during the fiscal 2016 first quarter for approximately $4,100,000, resulting in a net operating gain of $445,000.

Due to the sustained decline in the Company’s operating results throughout fiscal 2016 and the uncertain recovery of the markets served, the Company recorded a $7,602,000 non-cash goodwill impairment charge in the fiscal 2016 fourth quarter related to the domestic industrial business and the European propulsion business.

The effective tax rate for the twelve months of fiscal 2016 was 48.6%, which is significantly higher than the prior year rate of 28.4%. During fiscal 2016, the Company recorded the favorable impact of $2,400,000 of foreign tax credits associated with the repatriation of cash from certain foreign entities. Adjusting for this non-recurring tax benefit, the fiscal 2016 effective tax rate would have been 39.1%. The fiscal 2015 rate was favorably impacted by a change in the jurisdictional mix of earnings, along with favorable discrete items related to foreign earnings, and the reinstatement of the research and development credit for calendar 2015.

Net loss attributable to Twin Disc for the fiscal 2016 fourth quarter was ($5,517,000), or ($0.49) per share, compared with earnings attributable to Twin Disc of $437,000, or $0.04 per diluted share, for the fiscal 2015 fourth quarter. For fiscal 2016, the net loss attributable to Twin Disc was ($13,104,000), or ($1.17) per share, compared to earnings of $11,173,000, or $0.99 per diluted share for fiscal 2015.

Adjusted net loss for the fiscal 2016 fourth quarter and twelve-month period was ($183,000), or ($0.01) per share, and ($7,554,000), or ($0.68) per share, respectively. Adjusted net income for the fiscal 2015 fourth quarter and twelve-month period was $2,511,000, or $0.22 per share, and $13,247,000, or $1.17 per share, respectively.

Earnings (loss) before interest, taxes, depreciation and amortization (EBITDA)* were ($7,564,000) for the fiscal 2016 fourth quarter, compared to $2,556,000 for the fiscal 2015 fourth quarter. For fiscal 2016, EBITDA was ($16,113,000), compared to $26,455,000 for fiscal 2015. Fiscal 2016 EBITDA includes charges for goodwill impairment ($7,602,000) and restructuring ($921,000), while the fiscal 2015 EBITDA includes a restructuring charge ($3,282,000).

Jeffrey S. Knutson, Vice President – Finance, Chief Financial Officer, Treasurer and Secretary, stated: “Throughout the recent downturn we have strengthened our balance sheet by reducing working capital levels, which has resulted in strong operating cash flows and lower debt. As a result, we have the highest fiscal year ending net cash position in the history of the Company. We generated $8,726,000 million of operating cash flow during the fourth quarter, which helped increase our cash position to $18,273,000 at June 30, 2016. In addition, during the quarter we made the last payment under our Senior Notes leaving the Company with its revolving Credit Agreement, which had a balance of $8,501,000 and $12,058,000 of availability at June 30, 2016. Our balance sheet and access to capital is strong and provides us with significant flexibility to withstand the downturn in our markets, while making targeted investments in our business to strengthen our organization.”

Mr. Batten concluded: “Our six-month backlog at June 30, 2016 was $35,709,000 compared to $39,952,000 at March 25, 2016 and $34,397,000 at June 30, 2015. As a result of weaker global economic growth and lower oil production, the conditions of many of our markets remained challenging and impacted our six-month backlog. We remain optimistic in our long-term market opportunities but expect difficult conditions will remain over the next several quarters. We continue to focus on optimizing our cost structure to respond to the prolonged downturn in our markets, while investing in our business and products to expand our offerings and to grow our market share. In addition, we are aggressively pursuing new markets, customers and applications for existing products, and have successfully released several new products, with additional releases scheduled in the coming months.”

Twin Disc will be hosting a conference call to discuss these results and to answer questions at 11:00 a.m. Eastern Time on Thursday, August 18, 2016. To participate in the conference call, please dial 888-359-3627 five to ten minutes before the call is scheduled to begin. A replay will be available from 2:00 p.m. August 18, 2016 until midnight August 25, 2016. The number to hear the teleconference replay is 877-870-5176. The access code for the replay is 4454159.

The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, access Twin Disc's website at http://ir.twindisc.com/index.cfm and follow the instructions at the web cast link. The archived webcast will be available shortly after the call on the Company's website.

About Twin Disc, Inc.

Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment. Products offered include: marine transmissions, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

Forward-Looking Statements

This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

*Non-GAAP Financial Disclosures

Financial information excluding the impact of asset impairments, restructuring charges, foreign currency exchange rate changes and the impact of acquisitions, if any, in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

The sum of, net earnings and adding back provision for income taxes, interest expense, depreciation and amortization expenses: this is a financial measure of the profit generated excluding the above mentioned items.

--Financial Results Follow--

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME (LOSS)

(In thousands, except per-share data; unaudited)

	Three Months Ended		Twelve Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015

Net sales	$42,646	$67,334	$166,282	$265,790
Cost of goods sold	31,465	47,800	125,687	182,758
Gross profit	11,181	19,534	40,595	83,032

Marketing, engineering and administrative expenses	13,208	16,178	57,113	64,264
Restructuring of operations	134	3,282	921	3,282
Goodwill impairment charge	7,602	-	7,602	-
Other operating (income)	-	-	(445)	-
(Loss) earnings from operations	(9,763)	74	(24,596)	15,486

Interest expense	70	170	426	606
Other (income) expense, net	13	1	273	(1,020)

(Loss) earnings before income taxes and non-controlling interest	(9,846)	(97)	(25,295)	15,900
Income tax (benefit) expense	(4,328)	(573)	(12,282)	4,515

Net (loss) earnings	(5,518)	476	(13,013)	11,385
Less: Net loss (earnings) attributable to non-controlling interest, net of tax	1	(39)	(91)	(212)
Net (loss) earnings attributable to Twin Disc	$(5,517)	$437	$(13,104)	$11,173

(Loss) earnings per share data:
Basic (loss) earnings per share attributable to Twin Disc common shareholders	$(0.49)	$0.04	$(1.17)	$0.99
Diluted (loss) earnings per share attributable to Twin Disc common shareholders	$(0.49)	$0.04	$(1.17)	$0.99

Weighted average shares outstanding data:
Basic shares outstanding	11,207	11,268	11,203	11,273
Diluted shares outstanding	11,207	11,270	11,203	11,277

Dividends per share	$-	$0.09	$0.18	$0.36

Comprehensive income (loss):
Net (loss) earnings	$(5,518)	$476	$(13,013)	$11,385
Other comprehensive (loss) income:
Benefit plan adjustments, net	(9,295)	(7,044)	(7,080)	(5,499)
Foreign currency translation adjustment	623	643	(1,557)	(14,119)
Comprehensive loss	(14,190)	(5,925)	(21,650)	(8,233)
Less: Comprehensive income attributable to noncontrolling interest	(33)	(45)	(114)	(132)

Comprehensive loss attributable to Twin Disc	$(14,223)	$(5,970)	$(21,764)	$(8,365)

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands; unaudited)

	June 30,	June 30,
	2016	2015
ASSETS
Current assets:
Cash	$18,273	$22,936
Trade accounts receivable, net	25,363	43,883
Inventories	66,569	80,241
Deferred income taxes	-	4,863
Other	14,830	17,907

Total current assets	125,035	169,830

Property, plant and equipment, net	51,665	56,427
Goodwill, net	5,120	12,789
Deferred income taxes	25,870	4,878
Intangible assets, net	2,164	2,186
Other assets	4,068	3,752

TOTAL ASSETS	$213,922	$249,862

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings and current maturities of long-term debt	$-	$3,571
Accounts payable	14,716	20,729
Accrued liabilities	21,415	32,754

Total current liabilities	36,131	57,054

Long-term debt	8,501	10,231
Accrued retirement benefits	48,705	38,362
Deferred income taxes	827	1,093
Other long-term liabilities	2,705	2,955

Total liabilities	96,869	109,695

Twin Disc shareholders’ equity:
Preferred shares authorized: 200,000; issued: none; no par value	-	-
Common shares authorized: 30,000,000; Issued: 13,099,468; no par value	11,761	12,259
Retained earnings	175,662	190,807
Accumulated other comprehensive loss	(44,143)	(35,481)
	143,280	167,585
Less treasury stock, at cost (1,749,294 and 1,832,121 shares, respectively)	26,790	28,057

Total Twin Disc shareholders' equity	116,490	139,528

Noncontrolling interest	563	639
Total equity	117,053	140,167

TOTAL LIABILITIES AND EQUITY	$213,922	$249,862

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	Twelve Months Ended
	June 30, 2016	June 30, 2015

Cash flows from operating activities:
Net (loss) earnings	$(13,013)	$11,385
Adjustments to reconcile net (loss) earnings to cash provided by operating activities:
Depreciation and amortization	8,847	10,161
Impairment charge	7,602	-
Stock compensation expense	1,295	696
Restructuring of operations	354	3,282
Provision for deferred income taxes	(12,203)	(442)
Other, net	74	215
Net change in operating assets and liabilities	10,435	(8,237)
Net cash provided by operating activities	3,391	17,060

Cash flows from investing activities:
Proceeds from sale of business	3,500	-
Proceeds from life insurance policy	2,002	-
Proceeds from sale of plant assets	124	279
Capital expenditures	(4,214)	(9,049)
Other, net	(270)	1,934

Net cash provided (used) by investing activities	1,142	(6,836)

Cash flows from financing activities:
Payments of senior notes	(3,571)	(3,600)
Borrowings under revolving loan agreement	89,473	83,681
Repayments under revolving loan agreement	(91,203)	(84,674)
Proceeds from exercise of stock options	12	15
Dividends paid to shareholders	(2,041)	(4,061)
Dividends paid to non-controlling interest	(192)	(220)
Excess tax benefits (shortfall) from stock compensation	(349)	(26)
Payments of withholding taxes on compensation	(190)	(313)
Net cash used by financing activities	(8,061)	(9,198)

Effect of exchange rate changes on cash	(1,135)	(2,847)

Net change in cash	(4,663)	(1,821)

Cash:
Beginning of period	22,936	24,757

End of period	$18,273	$22,936

Reconciliation of Consolidated net (LOSS) Earnings to EBITDA

(In thousands; unaudited)

	Three Months Ended		Twelve Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Net (loss) earnings attributable to Twin Disc	$(5,517)	$437	$(13,104)	$11,173
Interest expense	70	170	426	606
Income taxes	(4,328)	(573)	(12,282)	4,515
Depreciation and amortization	2,211	2,522	8,847	10,161
Earnings (loss) before interest, taxes, depreciation and amortization	$(7,564)	$2,556	$(16,113)	$26,455

Reconciliation of GAAP to Non-GAAP Measures

Adjusted Net (Loss) Income Calculations

(In thousands; unaudited)

	Three Months Ended		Twelve Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Net (loss) earnings attributable to Twin Disc	$(5,517)	$437	$(13,104)	$11,173
Adjustment:
Other operating income	-	-	(445)	-
Income tax on other operating income	-	-	164	-
Restructuring expenses	134	3,282	921	3,282
Income tax on restructuring expenses	(49)	(1,208)	(339)	(1,208)
Goodwill impairment charge	7,602	-	7,602	-
Income tax on goodwill impairment charge	(2,353)	-	(2,353)	-
Adjusted net (loss) earnings attributable to Twin Disc	$(183)	$2,511	$(7,554)	$13,247

Net (loss) earnings per share attributable to common stockholders, as reported	$(0.49)	$0.04	$(1.17)	$0.99
Adjustment:
Other operating income	-	-	(0.04)	-
Income tax on other operating income	-	-	0.01	-
Restructuring expenses	0.01	0.29	0.08	0.29
Income tax on restructuring expenses	-	(0.11)	(0.03)	(0.11)
Goodwill impairment charge	0.68	-	0.68	-
Income tax on goodwill impairment charge	(0.21)	-	(0.21)	-
Adjusted net (loss) earnings per share attributable to common stockholders	$(0.01)	$0.22	$(0.68)	$1.17

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